7/24/17 1:00 PM FINAL Exhibit 99.1

QUEST DIAGNOSTICS REPORTS SECOND QUARTER 2017 FINANCIAL RESULTS, RAISES 2017 FINANCIAL OUTLOOK

•	Second quarter revenues of $1.94 billion, up 1.9% on a reported basis and up 2.3% on an equivalent basis versus 2016.

•
Second quarter diluted EPS of $1.37, flat on a reported basis from 2016; and $1.55 on an adjusted basis excluding amortization, up 15.7% from 2016. Excess tax benefit associated with stock-based compensation benefited diluted EPS by $0.10 in the quarter and increased $0.08 compared to 2016.

•
Raises outlook for full year 2017 revenues, diluted EPS and cash provided by operations. Reported revenues now expected to be between $7.69 billion and $7.74 billion. Reported diluted EPS now expected to be between $4.90 and $5.00 and adjusted diluted EPS excluding amortization expense now expected to be between $5.62 and $5.72. Cash provided by operations now expected to be approximately $1.2 billion.

MADISON, N.J., July 25, 2017 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today financial results for the second quarter ended June 30, 2017 and raised its full year 2017 outlook for revenues, diluted EPS and cash provided by operations.

“We turned in another strong quarter and are delivering on all five elements of our strategy to accelerate growth," said Steve Rusckowski, Chairman, President and CEO. "We built on our leadership position in advanced diagnostics with our recently-completed acquisition of Med Fusion and ClearPoint. We're expanding on our strategy of being the consumer-friendly provider of diagnostic information services through our growing presence in Safeway stores and now our innovative relationship with Walmart. Based on our progress in the first half we have raised our outlook and are well-positioned to meet our expectations for the rest of the year."

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	Change	2017	2016	Change
	(dollars in millions, except per share data)
Reported:
Net revenues (a) (c)	$1,943	$1,906	1.9%	$3,842	$3,769	1.9%
Diagnostic Information Services revenues	$1,855	$1,809	2.5%	$3,667	$3,565	2.9%
Revenue per requisition			0.7%			0.2%
Requisition volume			1.8%			2.6%
Operating income (b) (c)	$319	$422	(24.6)%	$598	$679	(12.0)%
Operating income as a percentage of net revenues (c)	16.4%	22.1%	(570) bps	15.6%	18.0%	(240) bps
Net income attributable to Quest Diagnostics (c) (d)	$193	$195	(0.9)%	$357	$298	19.8%
Diluted EPS (c) (d)	$1.37	$1.37	—%	$2.53	$2.08	21.6%
Cash provided by operations (e)	$294	$311	(5.5)%	$490	$464	5.6%
Capital expenditures	$65	$57	14.6%	$107	$104	2.8%

Adjusted:
Revenues on an equivalent basis	$1,943	$1,898	2.3%	$3,842	$3,743	2.6%
Operating income (f)	$343	$324	5.8%	$640	$605	5.8%
Operating income as a percentage of net revenues	17.6%	17.0%	60 bps	16.6%	16.0%	60 bps
Net income attributable to Quest Diagnostics (d)	$204	$178	14.8%	$379	$327	16.1%
Diluted EPS excluding amortization (d)	$1.55	$1.34	15.7%	$2.88	$2.47	16.6%

(a)	For the three and six months ended June 30, 2016, net revenues include $8 million and $26 million, respectively, related to the Focus Diagnostics products business, which was sold on May 13, 2016.

(b)
For the three and six months ended June 30, 2016, reported operating income includes $121 million and $129 million, respectively, related to the Focus Diagnostics products business and the gain from sale on May 13, 2016.

(c)
For further details impacting the year-over-year comparisons related to net revenues, operating income, operating income as a percentage of net revenues, net income attributable to Quest Diagnostics, and diluted EPS, see note 2 of the financial tables attached below.

(d)	Excess tax benefit associated with stock-based compensation arrangements impacted income tax expense and diluted EPS as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(dollars in millions, except per share data)
Income tax benefit	$13	$2	$29	$4
Diluted EPS	$0.10	$0.02	$0.21	$0.03

(e)	For details impacting the year-over-year comparisons related to cash provided by operations, see note 4 of the financial tables attached below.

(f)	For the three and six months ended June 30, 2016, adjusted operating income includes $4 million and $12 million, respectively, related to the Focus Diagnostics products business.

Updated Outlook for Full Year 2017

The company revised its full year 2017 outlook based on first half performance, recently completed acquisitions, and higher than expected excess tax benefit related to stock-based compensation in the first half of 2017, as follows:

	Current Outlook		Previous Outlook
	Low	High	Low	High
Revenues	$7.69 billion	$7.74 billion	$7.64 billion	$7.72 billion
Revenue increase on a reported basis	2.3%	3.1%	1.7%	2.7%
Revenue increase on an equivalent basis (g)	2.6%	3.4%	2%	3%
Reported diluted EPS	$4.90	$5.00	$4.73	$4.88
Adjusted diluted EPS excluding amortization	$5.62	$5.72	$5.45	5.60
Cash provided by operations	Approximately $1.2 billion		Approximately $1.1 billion
Capital expenditures	$250 million	$300 million	$250 million	$300 million

(g)
Reported revenues for full year 2016 were $7.52 billion. Revenues on an equivalent basis for full year 2016 were $7.49 billion which represents the company's reported revenues, excluding all Focus Diagnostics products revenue.

Note on Non-GAAP Financial Measures

As used in this press release the term “reported” refers to measures under the accounting principles generally accepted in the United States (“GAAP”). The term “adjusted” refers to non-GAAP measures as follows: (i) for the purpose of income measures the term “adjusted” refers to operating performance measures that exclude special items such as the gain on sale of the Focus Diagnostics products business, the retirement of debt and related refinancing charges, restructuring and integration charges, and other items; (ii) the term “adjusted diluted EPS excluding amortization” represents the company's diluted EPS before the impact of special items and amortization; (iii) reference to “revenues on an equivalent basis” when comparing 2017 to 2016 represents 2016 reported revenues excluding all Focus Diagnostics products revenues.

Non-GAAP “adjusted” measures are presented because management believes those measures are useful adjuncts to GAAP results. Non-GAAP “adjusted” measures should not be considered as an alternative to the corresponding measures determined under GAAP. Management may use these non-GAAP measures to evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe that these non-GAAP measures are useful to investors and analysts to evaluate our performance period over period and relative to competitors, as well as to analyze the underlying trends in our business and to assess our performance. The additional tables attached below include reconciliations of adjusted measures to GAAP measures.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today.  The conference call can be accessed in listen-only mode by dialing 773-799-3475, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.

A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 866-380-8120 for domestic callers or 203-369-0352 for international callers. Telephone replays will be available from approximately 10:30 a.m. Eastern Time on July 25, 2017 until midnight Eastern Time on August 8, 2017. Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 43,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

ADDITIONAL TABLES FOLLOW

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2017 and 2016
(in millions, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net revenues	$1,943	$1,906	$3,842	$3,769

Operating costs and expenses and other operating income:
Cost of services	1,170	1,155	2,335	2,299
Selling, general and administrative	437	430	874	872
Amortization of intangible assets	18	17	35	36
Gain on disposition of business	—	(118)	—	(118)
Other operating (income) expense, net	(1)	—	—	1
Total operating costs and expenses, net	1,624	1,484	3,244	3,090

Operating income	319	422	598	679

Other income (expense):
Interest expense, net	(38)	(34)	(74)	(70)
Other income (expense), net	11	(5)	14	(54)
Total non-operating expenses, net	(27)	(39)	(60)	(124)

Income before income taxes and equity in earnings of equity method investees	292	383	538	555
Income tax expense	(94)	(183)	(172)	(250)
Equity in earnings of equity method investees, net of taxes	9	9	16	19
Net income	207	209	382	324
Less: Net income attributable to noncontrolling interests	14	14	25	26
Net income attributable to Quest Diagnostics	$193	$195	$357	$298

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$1.40	$1.38	$2.59	$2.10

Diluted	$1.37	$1.37	$2.53	$2.08

Weighted average common shares outstanding:
Basic	137	140	137	141
Diluted	140	142	140	143

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
June 30, 2017 and December 31, 2016
(in millions, except per share data)
(unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$314	$359
Accounts receivable, net	947	926
Inventories	83	82
Prepaid expenses and other current assets	156	164
Total current assets	1,500	1,531
Property, plant and equipment, net	1,045	1,029
Goodwill	6,080	6,000
Intangible assets, net	949	949
Investment in equity method investees	451	443
Other assets	146	148
Total assets	$10,171	$10,100

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$912	$975
Current portion of long-term debt	5	6
Total current liabilities	917	981
Long-term debt	3,732	3,728
Other liabilities	709	654
Redeemable noncontrolling interest	80	77
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized as of both June 30, 2017 and December 31, 2016; 216 shares issued as of both June 30, 2017 and December 31, 2016	2	2
Additional paid-in capital	2,565	2,545
Retained earnings	6,847	6,613
Accumulated other comprehensive loss	(60)	(72)
Treasury stock, at cost; 80 shares and 79 shares as of June 30, 2017 and December 31, 2016, respectively	(4,657)	(4,460)
Total Quest Diagnostics stockholders' equity	4,697	4,628
Noncontrolling interests	36	32
Total stockholders' equity	4,733	4,660
Total liabilities and stockholders' equity	$10,171	$10,100

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2017 and 2016
(in millions)
(unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$382	$324
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	128	123
Provision for doubtful accounts	165	167
Deferred income tax provision	79	(4)
Stock-based compensation expense	37	36
Gain on disposition of business	—	(118)
Other, net	(8)	9
Changes in operating assets and liabilities:
Accounts receivable	(185)	(249)
Accounts payable and accrued expenses	(93)	23
Income taxes payable	(3)	141
Other assets and liabilities, net	(12)	12
Net cash provided by operating activities	490	464

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(112)	(135)
Disposition of business	1	275
Escrow proceeds associated with disposition of business	25	—
Capital expenditures	(107)	(104)
Decrease (increase) in investments and other assets	1	(9)
Net cash (used in) provided by investing activities	(192)	27

Cash flows from financing activities:
Proceeds from borrowings	—	1,869
Repayments of debt	(3)	(1,720)
Purchases of treasury stock	(300)	(390)
Exercise of stock options	97	38
Employee payroll tax withholdings on stock issued under stock-based compensation plans	(23)	(9)
Dividends paid	(124)	(111)
Distributions to noncontrolling interests	(20)	(19)
Other financing activities, net	30	1
Net cash used in financing activities	(343)	(341)

Net change in cash and cash equivalents	(45)	150
Cash and cash equivalents, beginning of period	359	133
Cash and cash equivalents, end of period	$314	$283

Cash paid during the period for:
Interest	$77	$75
Income taxes	$113	$121

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$193	$195	$357	$298
Less: earnings allocated to participating securities	—	1	1	1
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$193	$194	$356	$297

Weighted average common shares outstanding - basic	137	140	137	141
Effect of dilutive securities:
Stock options and performance share units	3	2	3	2
Weighted average common shares outstanding - diluted	140	142	140	143

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$1.40	$1.38	$2.59	$2.10

Diluted	$1.37	$1.37	$2.53	$2.08

2)	The following tables reconcile reported GAAP results to non-GAAP adjusted results:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$319	$422	$598	$679
Gain on disposition of business (a)	—	(118)	—	(118)
Restructuring and integration charges (b)	22	18	40	37
Other (c)	2	2	2	7
Adjusted operating income	$343	$324	$640	$605

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	16.4%	22.1%	15.6%	18.0%
Gain on disposition of business (a)	—	(6.2)	—	(3.1)
Restructuring and integration charges (b)	1.1	1.0	1.0	1.0
Other (c)	0.1	0.1	—	0.1
Adjusted operating income as a percentage of net revenues	17.6%	17.0%	16.6%	16.0%

Adjusted net income:
Net income attributable to Quest Diagnostics	$193	$195	$357	$298
Gain on disposition of business (a)	—	(118)	—	(118)
Retirement of debt and related refinancing charges (d)	—	—	—	48
Restructuring and integration charges (b)	23	19	41	40
Other (c)	(5)	8	(5)	14
Income tax expense (benefit) associated with the special items above (e)	(7)	74	(14)	45
Adjusted net income	$204	$178	$379	$327

Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$1.37	$1.37	$2.53	$2.08
Gain on disposition of business (a) (e)	—	(0.24)	—	(0.24)
Retirement of debt and related refinancing charges (d) (e)	—	—	—	0.21
Restructuring and integration charges (b) (e)	0.10	0.08	0.18	0.17
Other (c) (e)	(0.02)	0.04	(0.02)	0.06
Amortization expense (f)	0.10	0.09	0.19	0.19
Adjusted diluted EPS excluding amortization expense	$1.55	$1.34	$2.88	$2.47

Revenue on an equivalent basis:
Net revenues	$1,943	$1,906	$3,842	$3,769
Excluded revenue (g)	—	(8)	—	(26)
Revenue on an equivalent basis	$1,943	$1,898	$3,842	$3,743

(a)	For the three and six months ended June 30, 2016, represents the pre-tax gain on the sale of our Focus Diagnostics products business to DiaSorin S.p.A.

(b)
For the three and six months ended June 30, 2017 and 2016, represents costs primarily associated with systems conversions and integration incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company's consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(dollars in millions)
Cost of services	$9	$10	$19	$17
Selling, general and administrative	13	8	21	20
Operating income	$22	$18	$40	$37

Equity in earnings of equity method investees, net of taxes	$1	$1	$1	$3

(c)
For the three and six months ended June 30, 2017, primarily represents gain on the sale of an interest in an equity method investee and costs incurred related to certain legal matters. For the three and six months ended June 30, 2016, primarily represents costs associated with winding down subsidiaries, non-cash asset impairment charges and costs incurred related to certain legal matters. The following table summarizes the pre-tax impact of these other items on the company's consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(dollars in millions)
Selling, general and administrative	$2	$3	$2	$6
Other operating (income) expense, net	—	(1)	—	1
Operating income	$2	$2	$2	$7

Other non-operating income (expense), net	$(7)	$6	$(7)	$7

(d)
For the six months ended June 30, 2016, represents charges associated with the March 2016 cash tender offer where the company purchased $200 million of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040. The following table summarizes the pre-tax impact of retirement of debt and related refinancing charges on the company's consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(dollars in millions)
Other non-operating income (expense), net	—	—	—	48

(e)
For gain on disposition of business, income tax expense resulted in a combined tax rate of 71.4%, which was significantly in excess of the statutory rate primarily due to a lower tax basis in the assets sold, specificially the goodwill associated with the disposition. For the retirement of debt and related refinancing charges, restructuring and integration charges and other items, income tax impacts, where recorded, were calculated using combined tax rates of 38.7% and 38.9% for 2017 and 2016, respectively. The following table summarizes the income tax expense (benefit) associated with the special items:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(dollars in millions)
Gain on disposition of business	$—	$84	$—	$84
Retirement of debt and related refinancing charges	—	—	$—	(18)
Restructuring and integration charges	(9)	(6)	(16)	(15)
Other	2	(4)	2	(6)
	$(7)	$74	$(14)	$45

(f)
Represents the impact of amortization expense on diluted earnings per common share, net of the income tax benefit. The income tax benefit was primarily calculated using a combined tax rates of 38.7% and 38.9% for 2017 and 2016, respectively. The pre-tax amortization expense that is excluded from the calculation of adjusted diluted EPS excluding amortization expense is recorded in the company's statements of operations as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(dollars in millions)
Amortization of intangible assets	$18	$17	$35	$36
Equity in earnings of equity method investees, net of taxes	4	4	8	8
	$22	$21	$43	$44

(g)	For the three and six months ended June 30, 2016, excluded revenue represents reported revenues from the Focus Diagnostics products business, which was sold on May 13, 2016.

3)
For the three months ended June 30, 2017, the company repurchased 1.4 million shares of its common stock for $150 million. For the six months ended June 30, 2017, the company repurchased 3.0 million shares of its common stock for $300 million. At June 30, 2017, $1.1 billion remained available under the company’s share repurchase authorizations.

4)
For the three and six months ended June 30, 2017, net cash provided by operations included an additional payroll cycle. For the six months ended June 30, 2016, net cash provided by operations included $47 million of pre-tax cash charges related to the retirement of debt in connection with the March 2016 cash tender offer.

5)
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2017 before the impact of special items and amortization expense. Further impacts to earnings related to special items may be incurred throughout the remainder of the year. The following table reconciles our 2017 outlook for adjusted diluted EPS excluding amortization expense to the corresponding amounts determined under GAAP:

	Low	High
Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$4.90	$5.00
Restructuring and integration charges (a)	0.35	0.35
Amortization expense (b)	0.39	0.39
Other	(0.02)	(0.02)
Adjusted diluted EPS excluding amortization expense	$5.62	$5.72

(a)
Represents estimated full year pre-tax charges of $80 million primarily associated with systems conversions and integration costs incurred in connection with further restructuring and integrating our business. Income tax benefits were calculated using a combined tax rate of 38.7%.

(b)
Represents the full year impact of amortization expense on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$72
Amortization expense included in equity in earnings of equity method investees	16
Total pre-tax amortization expense	$88

Total amortization expense, net of an estimated tax benefit	$54

6)
The outlook for 2.6% to 3.4% revenue growth on an equivalent basis in 2017 represents management’s estimates for 2017 versus reported 2016 revenues adjusted to exclude the 2016 revenues from the Focus Diagnostics products business. The company completed its exit from the products business as a result of the sale of Focus Diagnostics products on May 13, 2016. Consequently, our 2017 revenues will not include revenues associated with that business. The following tables reconcile our 2016 net revenues determined under GAAP with equivalent revenue for 2016 and provide our 2017 revenue outlook:

	Three Months Ended				Year Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016	December 31, 2016
	(dollars in millions)
2016 Revenue on an equivalent basis:
Net revenues	$1,863	$1,906	$1,885	$1,861	$7,515
Excluded revenue (a)	(18)	(8)	—	—	(26)
2016 Revenue on an equivalent basis	$1,845	$1,898	$1,885	$1,861	$7,489

2017 Revenue outlook:				Low	High
2016 Revenue on an equivalent basis				$7,489	$7,489
2017 Equivalent revenue growth				2.6%	3.4%
2017 Revenue outlook				$7,690	$7,740

(a)	The 2016 excluded revenue is comprised of all of Focus Diagnostics products revenues reported in 2016.